Exhibit 99.1

Travelport Announces Closing of Exchange Offer

NEW YORK, NY— 06-19-2007 — Travelport Limited, the parent company of the Travelport group of companies, announced that it has recently closed an exchange offer to all holders of its Senior Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014, 9 7/8% Senior Fixed Rate Notes due 2014, 11 7/8% Senior Dollar Subordinated Notes due 2016 and 10 7/8% Senior Euro Subordinated Notes due 2016 (collectively, the “Notes”) to exchange privately held Notes for new notes (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 that was declared effective on May 10, 2007 by the U.S. Securities and Exchange Commission.  The Exchange Notes are identical in all material respects to the outstanding Notes, except that the Exchange Notes do not contain terms restricting transfer or any terms related to registration rights.

Approximately 99.3% of the Senior Dollar Floating Rate Notes due 2014, 92.2% of the Senior Euro Floating Rate Notes due 2014, 95.6% of the 9 7/8% Senior Fixed Rate Notes due 2014, 99.9% of the 11 7/8% Senior Dollar Subordinated Notes due 2016 and 89.7% of the 10 7/8% Senior Euro Subordinated Notes due 2016 were tendered pursuant to the exchange offer.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Travelport
Travelport is one of the world’s largest travel conglomerates. It operates 20 leading brands including Galileo, a global distribution system (GDS); Orbitz Worldwide, an on-line travel agency; and Gullivers Travel Associates, a wholesaler of travel content. With 2006 revenues of $2.6 billion, the Company has 8,000 employees and operates in 130 countries. Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

Media Contact:
Elliot Bloom
Travelport
212-915-9110 (office)
917-783-2262 (mobile)

Investor Contact:
Raffaele Sadun
Travelport
973-939-1220
raffaele.sadun@travelport.com